Exhibit 99.1

news release

TENNECO STATEMENT

Lake Forest, IL, March 25, 2014 – Tenneco Inc. (NYSE: TEN) confirmed today that authorities in Europe and the United States have requested information as part of an ongoing global antitrust investigation concerning multiple automotive suppliers. Representatives of the European Commission were at Tenneco GmbH’s Edenkoben, Germany administrative facility to gather information in connection with the investigation. Tenneco has also received a related subpoena from the U.S. Department of Justice.

The company is fully cooperating with the authorities and cannot comment further due to the ongoing investigation. Tenneco’s values and Code of Conduct are foundational elements for how the company conducts business. All Tenneco employees are expected to exemplify these values and strictly adhere to the Code of Conduct, which requires operating in an ethical manner and according to all laws and regulations including practicing fair and open competition.

Tenneco is an $8 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 26,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of clean air and ride performance products and systems for automotive and commercial vehicle original equipment markets and the aftermarket. Tenneco’s principal brand names are Monroe®, Walker®, XNOx™ and Clevite®Elastomer.

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Contacts:

Media inquiries

Jane Ostrander

847 482-5607

jostrander@tenneco.com

Investor inquiries

Linae Golla

847 482-5162

lgolla@tenneco.com